Exhibit 8.1

April 2, 2020

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

Re:	APi Group Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to APi Group Corporation, a company incorporated with limited liability under the laws of the British Virgin Islands (BVI) (“APG BVI”), in connection with the domestication (the “Domestication”) of APG BVI as a corporation incorporated under the laws of the state of Delaware (“APG Delaware”). From and after the effective time on the date of the Domestication (the “Effective Time”), each of APG BVI’s currently issued and outstanding ordinary shares will automatically convert in connection with the Domestication, on a one-for-one basis, into shares of APG Delaware common stock. This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by APG BVI with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined (i) the Registration Statement and (ii) the representation letter of APG BVI delivered to us in connection with this opinion (the “Representation Letter”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the statements concerning the Domestication set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (ii) the representations made by APG BVI in its Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iii) any representations made in the Representation Letter “to the knowledge of”, or based on the belief of APG BVI or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” represents our opinion as to such matters.

We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

/s/ Greenberg Traurig, P.A.